                                                                   EXHIBIT 10.16

                       PURCHASE AND ASSUMPTION AGREEMENT
                       ---------------------------------


     This Purchase and Assumption Agreement (this "Agreement") dated as of April 13, 2001, by and among Republic Security Bank, a Florida-chartered bank having its principal place of business at 450 South Australian Avenue, in West Palm Beach, Florida ("Seller"), ABC Bancorp, a Georgia bank holding company ("Buyer") and, Tri-County Bank, a Florida-chartered bank, having its principal office at 302 North Main Street, Trenton, FL 32693 ("Buyer Sub").


                                  WITNESSETH:
                                  -----------


     WHEREAS, Seller desires to sell certain assets and transfer certain deposits and other liabilities of Seller's Branch Office listed on EXHIBIT A (the "Branch"); and

     WHEREAS, Buyer desires to have Buyer Sub purchase such assets and assume such deposits and other liabilities, upon the terms and conditions provided in this Agreement.

     NOW, THEREFORE, in consideration of these presents and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


I.   DEFINITIONS
     -----------


     1.1  Certain Defined Terms.
          ---------------------

     Some of the capitalized terms appearing in this Agreement are defined below. The definition of a term expressed in the singular also applies to that term as used in the plural in this Agreement and vice versa.

     "Adjustment Payment" shall mean the amount due to either Seller or Buyer as
      ------------------
reflected on the Final Closing Statement.

     "Agreement" shall mean this Agreement and all modifications and amendments
      ---------
to this Agreement.

     "Applicable Percentage" shall mean 6.5%.
      ---------------------

     "Arbitrator" shall mean the firm of Price Waterhouse, LLP, or if such firm
      ----------
shall decline to perform the function of the Arbitrator specified in Section 3.3(d) hereof, then such other national firm of certified public accountants as shall be mutually agreeable to Seller and Buyer.

     "Assets" shall mean all of the property described in Section 2.1 of this
      ------
Agreement.

     "Borrowers" shall mean any Persons who are borrowers or obligors under the
      ---------
Loans.

     "Business Day" shall mean any day other than a Saturday, Sunday or other
      ------------
day on which Seller is closed.

     "Cash on Hand" means the amount of all actual currency and coinage and
      ------------
other cash items (excluding items drawn on or received against insufficient funds or closed accounts, and items received for deposit which have
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been returned uncollected) on hand at the Branch, including currency in the
Branch automated teller machine, as of the close of business on the Closing
Date.

     "Closing" shall mean the transfer of the Assets to Buyer Sub and the
      -------
assumption of the Liabilities by Buyer Sub on the Closing Date.

     "Closing Date" shall have the meaning set forth in Section 9.1 of this
      ------------
Agreement.

     "Conversion Plan" shall mean the plan to be mutually agreed upon between
      ---------------
Seller and Buyer for the transfer from Seller to Buyer Sub of data, information and records from Seller's data processing system to Buyer Sub's data processing system.

     "Customers" shall mean the Borrowers and the Depositors and those Persons
      ---------
who have rented safe deposit boxes pursuant to the Safe Deposit Agreements.

     "Depositors" shall mean account holders having Deposits.
      ----------

     "Deposit Premium" shall mean the Applicable Percentage multiplied by the
      ---------------
monthly average balance of Deposits at the Branch for the calendar month immediately preceding the Closing Date.

     "Deposits" shall mean all deposits (as defined in 12 U.S.C. Section
      --------
1813(1)) of Seller shown on the books and records of the Branch, including accrued but unpaid interest and both collected and uncollected funds and deposits subject to contractual holds, together with Seller's rights and responsibilities under any customer agreement evidencing or relating thereto, but excluding (i) deposits securing loans or other extensions of credit by Seller where such loans or other extensions of credit are not being transferred under this Agreement, (ii) deposits held in accounts for which Seller acts as fiduciary (other than deposits held by Retirement Plans) which are not transferable to Buyer without court order or consent of the beneficiary, or cannot otherwise be lawfully transferred, (iii) deposits subject to legal process or litigation, (iv) deposits which have been reported as abandoned property under the abandoned property laws of any jurisdiction, (v) deposits held in any Retirement Plan where the account holder has notified Seller or Buyer Sub of his, her or its objection to Buyer Sub acting as custodian or trustee of such Retirement Plan, (vi) deposits by Seller or its affiliates,
(vii) deposits constituting official checks, travelers checks, money orders, or certified checks of Seller and (viii) accounts designated as "closed" on the books and records of Seller.

     "Environmental Laws" shall mean all laws and regulations relating to
      ------------------
pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and any other federal, state or local law, ordinance, regulation, rule, order or decree regulating, relating to, or imposing liability, responsibility, or standards of conduct applicable to environmental, health or safety conditions and/or releases (or potential releases) of Hazardous Substances in, on, at, from or otherwise affecting the Branch (including without limitation any building, fixture, structure or confined space thereon) or any Subsurface Area, as such may now or at any time hereafter be defined or in effect.

     "Equipment Leases" shall mean those lease agreements granting Seller rights
      ----------------
to the equipment described herein.

     "FDIC" means the Federal Deposit Insurance Corporation.
      ----

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     "Final Closing Statement" shall mean the closing statement provided to
      -----------------------
Buyer by Seller within thirty (30) calendar days after the Closing Date in the form attached as EXHIBIT F.

     "Fixed Assets" means those furnishings, equipment, and fixtures owned by
      ------------
Seller (excluding leased equipment, proprietary signage and certain branch automation and communications equipment and computer software which may be removed by Seller prior to Closing) which are used or located at the Branch and are described in the attached EXHIBIT B.

     "Department" means the Florida Department of Banking and Finance.
      ----------

     "Holds" shall mean restrictions that freeze the entire balance or a
      -----
specific part of a bank account, or in some other manner restrict payment from the account.

     "Liabilities" shall have the meaning set forth in Section 2.6 and Section
      -----------
7.6 of this Agreement.

     "Loan Purchase Price" shall mean the aggregate outstanding principal
      -------------------
balance (including credit balances resulting from overpayment and late fees and other charges accrued but not including the unfunded portion of all outstanding lines of credit or loan commitments) and all accrued and unpaid interest and accrued but unpaid credit protection insurance premiums of all Loans on the Closing Date and less prepaid interest thereon as of the Closing Date and prepaid credit protection insurance premiums as of the Closing Date.

     "Loans" means all unsecured line of credit extensions of credit attached to
      -----
deposit accounts, and agreements to extend unsecured lines of credit attached to deposit accounts, by Seller shown on the books and records of the Branch (including the unfunded portion of all outstanding unsecured line of credit products), excluding any extensions of credit or agreements to extend credit excluded from the Assets by Buyer or Buyer Sub, pursuant to Section 2.4 hereof.

     "Monetary Defects" means mechanics', materialmen's or other similar liens,
      ----------------
judgments, liens, pledges, mortgages, deeds of trust, security deeds, conditional sales contracts, security interests and assignments, UCCs, and other encumbrances capable of being satisfied by the payment of a specified sum or otherwise of a monetary nature.

     "Non-Monetary Defects" means all other material defects with respect to the
      --------------------
Real Property and title thereto which are not Monetary Defects.

     "Operation and Maintenance Contracts" shall mean the contracts that relate
      -----------------------------------
to the operation and maintenance of certain of the Fixed Assets and the Real Property.

     "Person" shall mean any individual, corporation, partnership, trust or
      ------
other legal entity.

     "Preliminary Closing Statement" shall mean the closing statement designated
      -----------------------------
on EXHIBIT E.

     "Preliminary Payment" shall mean the payment amount calculated in
      -------------------
accordance with EXHIBIT E.

     "Processing Period" shall mean the period up to and including July 31, 2001
      -----------------
during which Seller will act as Buyer Sub's collecting bank for the receipt of specific identified transactions.

     "Purchase Price" shall mean the sum of items (i) through (v) in Section 3.1
      --------------
(a).

     "RSPSP" shall mean Seller's parent's Retirement Savings and Profit Sharing
      -----
Plan.

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     "Real Property" shall mean real property more particularly described on
      -------------
EXHIBIT D, together with the structures and improvements located thereon.

     "Records" shall mean (i) all records and files which are in Seller's
      -------
possession (whether in electronic image or paper form) that can be transferred to Buyer Sub without unreasonable expense, relating to the Assets, the Liabilities, Real Property, Real Estate Leases, the Fixed Assets and the Safe Deposit Agreements in Seller's possession; and (ii) all maintenance records and warranties relating to the Fixed Assets and the Branch in Seller's possession.

     "Retirement Plans" means those individual retirement accounts and qualified
      ----------------
retirement plans relating to the Deposits for which Seller acts as custodian or trustee but which are not administered by Seller's trust department.

     "Safe Deposit Agreements" means the safe deposit box rental agreements
      -----------------------
relating to the safe deposit boxes located at the Branch, which agreements are in effect as of the Closing Date.

     "Termination Fee" shall mean one (1) percent multiplied by the purchase
      ---------------
price calculated in accordance with Section 3.1 hereof.

     1.2  Accounting Terms. To the extent that any accounting terms used in this
          ----------------
Agreement are not defined in Section 1.1 or elsewhere herein, they shall be defined under definitions found in generally accepted accounting principles.


II.  TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES
     ------------------------------------------------


     2.1  Transfer of Assets.  On the Closing Date and subject to the
          ------------------
satisfaction of the conditions set forth in Sections 9.3 and 9.4 hereof, Seller shall sell, convey, assign and transfer to Buyer Sub, and Buyer Sub shall purchase from Seller, without recourse against Seller except as provided in this Agreement, all of Seller's right, title, and interest in and to the following assets (referred to herein collectively as the "Assets"):

          (a)  the Fixed Assets;

          (b) the Real Property (and all of Seller's right, title and interest, if any, in and to all easements, rights and privileges, hereditaments and appurtenances thereto);

          (c)  the Cash on Hand;

          (d)  Seller's rights under the Safe Deposit Agreements;

          (e)  Seller's rights under the Equipment Leases;

          (f)  Seller's rights under the Operation and Maintenance Contracts;

          (g)  the Records;

          (h)  the Loans; and

          (i)  Seller's causes of action or claims relating to the Assets.

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THE ASSETS ARE TRANSFERRED "AS IS" AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES
(INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE) EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN THIS AGREEMENT AND IN THE SPECIAL WARRANTY DEED EXECUTED AND DELIVERED PURSUANT HERETO.

     2.2  Buyer's Due Diligence With Respect to the Real Property.  (a) Upon
          -------------------------------------------------------
execution of this Agreement, to the extent they are in Seller's possession, Seller shall provide to Buyer copies of (i) any and all environmental reports relating to the Real Property, (ii) Seller's title insurance policy insuring Seller's title to the Real Property and (iii) the survey. The Real Property will be conveyed "as is" without any representation or warranty as to the physical condition of the Real Property, any due diligence matters or materials, whether delivered or provided by Seller or obtained by Buyer or Buyer Sub, or as to compliance with any Environmental Law. Title will be conveyed by special warranty deed.

(b) Buyer or Buyer Sub shall have the period between the date hereof (with respect to actions which do not impact Seller's employees or the Branch) or April 19, 2001 (with respect to actions impacting Seller's employees or the Branch) up to and including May 18, 2001, to conduct, at Buyer's expense, such "due diligence" and other investigations and inspections of the Real Property and the title thereto as Buyer, in its discretion may deem appropriate, including but not limited to conducting surveys and inspections and tests. The right of inspection will terminate if this Agreement is terminated. Buyer hereby covenants and agrees to indemnify and hold harmless Seller from any and all loss, liability, costs, claims, demands, damages, actions, causes of action, and suits arising out of or in any manner related to the exercise by Buyer of Buyer's rights under this Section 2.2. Buyer further covenants and agrees that if this transaction does not close it will, as to changes caused by Buyer, restore the Real Property to its condition on the date hereof, at Buyer's sole cost and expense, and provide to Seller copies of all due diligence materials obtained by Buyer, including, but not limited to, any and all due diligence materials in whatever format (e.g., electronic, digital, or otherwise). This provision will survive any termination of this Agreement.

(c) No later than May 18, 2001, Buyer shall deliver to Seller a written notice of any Monetary Defects and Non-Monetary Defects (collectively, the "Material Defects") with respect to the Real Property and title thereto (the "Notice of Material Defects"). After the receipt of the Notice of Material Defects and no later than May 28, 2001, Seller shall advise Buyer ("Seller's Notice") that (i) Seller will either remove or remedy any Monetary Defect set forth in said Notice of Material Defects on or before the Closing Date, (ii) Seller will attempt to remove or remedy any Non-Monetary Defects set forth in said Notice of Material Defects on or before the Closing Date, or (iii) Seller will not remove or remedy such Material Defects. If Seller elects not to remove or remedy any Material Defect, Buyer shall have the option of waiving such Material Defect or waiving its objection to such Material Defect, which waiver must be delivered to Seller within ten (10) calendar days after Seller's Notice. If Buyer does not waive any such Material Defect, Buyer shall have the option of terminating this Agreement, notice of which termination must occur within ten (10) calendar days after Buyer's receipt of Seller's Notice. Failure by Buyer to give such notice of termination to Seller within such time period shall be deemed to be a waiver by Buyer of such Material Defect.

(d) In the event Seller shall not have received a Notice of Material Defects by May 18, 2001, Buyer shall be deemed to have accepted the title and the physical condition of the Real Property for the purposes of Closing, except for material adverse changes in the physical condition of the Real Property or the title, occurring subsequent to May 7, 2001 but prior to the Closing Date. Ad valorem taxes which are not yet due and payableand all Material Defects which are not objected to by Buyer as provided herein or for which Buyer waives its objections pursuant to the terms hereof shall be collectively referred to herein as the "Permitted Exceptions."

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, SELLER SHALL HAVE NO OBLIGATION TO REMOVE OR REMEDY ANY MATERIAL DEFECTS, EXCEPT SUCH MONETARY

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DEFECTS AS ARE SPECIFICALLY SET FORTH IN SELLER'S NOTICE PURSUANT TO SECTION
2.2(c)(i) ABOVE.

Radon Notice. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS
------------
ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

     2.3  Buyer's Due Diligence with Respect to the Fixed Assets.  Any Fixed
          ------------------------------------------------------
Assets will be conveyed "as is" without any representation or warranty as to the physical condition of the assets. Buyer shall have the period between the date hereof (with respect to actions which do not impact Seller's employees or the Branch) or April 19, 2001 (with respect to actions impacting Seller's employees or the Branch) up to and including May 7, 2001 to conduct, at Buyer's expense, such "due diligence" and other investigations and inspections of the Fixed Assets and the title thereto as Buyer, in its discretion may deem appropriate.

Buyer may within that due diligence period exclude from the sale any Fixed Assets which Buyer may in its discretion elect to exclude and shall provide Seller with a written notice to that effect, which shall be delivered within five (5) Business Days after May 7, 2001, and shall specify the Fixed Assets to be excluded. Any Fixed Assets not excluded within the five (5) business day period shall be deemed to have been accepted by the Buyer for the purposes of the Closing except to the extent of any material adverse change in any of the Fixed Assets occurring subsequent to the due diligence period but prior to the Closing Date.

     2.4  Buyer "Due Diligence" With Respect to the Loans. Buyer shall have a
          -----------------------------------------------
period beginning on the date hereof, up to and including May 7, 2001, to examine each of the files maintained by Seller in connection with the Loans to determine if such files are sufficiently complete to permit Buyer to include such Loans in the transfer of Assets contemplated by this Agreement ("Buyer Due Diligence"). Buyer may reject any such Loans as Buyer in its sole discretion deems appropriate and Buyer shall deliver written notice to Seller no later than the end of business on May 14, 2001. Such excluded Loans shall not be a part of the Assets transferred hereunder. To the extent that the Buyer shall choose to accept transfer of the Loans, such transfer shall be "as is" with respect to the Loan documentation included in such files and Seller shall have no obligation to Buyer whether by indemnity or otherwise with respect to any documents which are missing from or not otherwise included in the Loan files. Any Loans reviewed as aforesaid and not excluded by May 14, 2001 shall be deemed to have been accepted by the Buyer for the purposes of the Closing and must be purchased on the Closing Date, except to the extent of any material adverse change in any of the Loans occurring subsequent to May 14, 2001 but prior to the Closing Date. A "material adverse change" as used in this paragraph shall mean (i) that the obligor under a Loan shall have filed a proceeding under the United States Bankruptcy Code or (ii) such Loan shall have been greater than sixty (60) days past due and not in the process of collection on the Closing Date. No later than five Business Days prior to the Closing Date, Seller shall deliver to Buyer a list of the Loans made by Seller subsequent to Buyer's Due Diligence and prior to the date of such list, together with information on all Loans which are (i) on non-accrual status, (ii) past due, or (iii) the subject of a Bankruptcy proceeding. Buyer may reject any such Loans on such list which Buyer deems appropriate, and Buyer shall notify Seller in writing no later than two Business Days prior to the Closing Date of the Loans which Buyer chooses to reject. Any Loans not so rejected by Buyer on or before such date together with all Loans made by Seller after the previous cut-off date and prior to the Closing Date shall be purchased by Buyer and transferred at Closing subject to Seller's obligations under Section 6.3 hereof and provided that such Loans were made using substantially the same underwriting and approval standards and process employed by Seller for all other Branch Offices in the State of Florida; provided, however, that Buyer shall have no obligation to purchase or accept any Loan which is on non-accrual status or is a subject of a Bankruptcy proceeding.

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     2.5  Transfer of Records.
          -------------------

          (a) Seller will deliver the Records to Buyer Sub as soon as practicable after the Closing Date. Buyer acknowledges that any of the Records provided may not be originals but may be copies retrieved from Seller's electronic records system if Seller is unable to locate the originals of said document. Nothing in this
               Section 2.5(a), however, limits Seller's obligation under Section
               2.17 hereof.

          (b) Any Records (including historical information on the Deposits and Loans) held by either Seller or Buyer (or Buyer Sub) after the Closing Date shall be maintained in accordance with, and for the period provided by, all applicable laws and regulations and in accordance with that party's standard recordkeeping policies and procedures. All Records shall be available for inspection and copying by the other party at the other party's expense during regular business hours upon reasonable notice.

     2.6  Assumption of Liabilities.  On the Closing Date, subject to the
          -------------------------
satisfaction of the conditions set forth in Sections 9.2, 9.3 and 9.4, Buyer shall assume the following Liabilities:

          (a)  the Deposits (including overdrawn accounts); and

          (b) Seller's duties and responsibilities relating to the Deposits with respect to: (i) the abandoned property laws of any state,
               (ii) any legal process which is served on Seller on or before the Closing Date, and which Seller delivers to Buyer or Buyer Sub as soon as practicable, with respect to claims against or for the Deposits, except to the extent the claim is against Seller over and above the amount of the Deposits; or (iii) any other applicable law; and

          (c) Seller's duties, obligations and responsibilities under the Safe Deposit Agreements; and

          (d) Seller's duties, obligations and responsibilities with respect to the Retirement Plans, except for those Retirement Plans not included in the Deposits; and

          (e) Seller's duties and responsibilities with respect to the Equipment Leases and the Operation and Maintenance Contracts.

Seller does not warrant that the amount of Deposits existing at the Branch at the date of execution of this Agreement will exist as of the Closing Date.

     2.7  Taxes and Transfer Fees and Expenses.  On the Closing Date, Buyer
          ------------------------------------
shall pay all recording taxes, costs, fees and expenses associated with the transaction contemplated by this Agreement; provided, however, that Seller shall pay for any documentary stamp or similar tax required to be affixed to the deed of conveyance as a part of the adjustments associated with the Final Closing Statement. Buyer shall also pay any sales, use or other similar transaction taxes, fees and expenses associated with this transaction, regardless of whether those taxes, fees and expenses are imposed upon Buyer or Seller, excluding taxes on Seller's gross or net income. The parties shall cooperate in preparing and filing any required tax forms, excluding taxes on gross or net income.

     2.8  Proration of Certain Expenses.  All wages and salaries of the
          -----------------------------
Transferred Employees (as defined in Section 8.1(a) hereof), all rents, sums collected pursuant to Safe Deposit Agreements, real estate taxes (based on the previous year's tax bill), utility payments, the most recent semiannual assessment payable to the FDIC relating to the Deposits, any social security and unemployment taxes and any workers' compensation payments relating to the Transferred Employees, and all other ordinary operating expenses of the Branch shall be prorated between the parties as of the Closing Date. To the extent that any such item has been prepaid by Seller for a period extending beyond the Closing Date at 2:00 p.m. Eastern Time, Buyer shall pay Seller a proportionate amount of such item for such period; and to the extent that any such item has been deferred by Seller to a time extending beyond the

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Closing Date, Seller shall pay Buyer a proportionate amount of such item allocated for the period prior to the Closing Date. With respect to real estate taxes, such taxes shall be pro rated again when the tax bill for the year 2001 is received. If, following such re-proration, a payment to Buyer from Seller or to Seller from Buyer in excess of $250 is required, such amount shall be promptly forwarded to the party entitled to receive it.

     2.9  Notice to Customers.  As soon as practicable after execution of this
          -------------------
Agreement, Seller will at its sole cost and expense, notify the Customers that, subject to the conditions to Closing, Buyer Sub will be assuming the Deposits. Buyer Sub shall, at its sole cost and expense, notify the Customers within ten
(10) Business Days of Seller's notification to Customers that, subject to the conditions to Closing, Buyer Sub will purchase the Assets and will assume satisfaction of the Liabilities. Seller shall provide Buyer or Buyer Sub with a list of Customers to whom such notice shall be sent. Each party shall consult with the other as to the substance of its notification letter and shall furnish a copy of such finalized letter to the other prior to sending it to Customers. Persons who become Customers of the Seller subsequent to such notifications and prior to the Closing Date shall be given, at the time they become Customers, written notification setting forth the same information as contained in the letter notification to Customers. Seller shall post a notice at the Branch at least thirty (30) calendar days prior to the Closing Date advising Customers that, subject to the satisfaction of the conditions to Closing, Buyer Sub will purchase the Assets and assume the Liabilities and that any Assets not purchased or Deposits not assumed by Buyer Sub shall be transferred to another of Seller's branch offices.

     2.10 Conversion.  Seller and Buyer shall cooperate with each other in good
          ----------
faith and shall use their reasonable efforts (as consistent with their internal day-to-day operations) in order to implement the Conversion Plan in connection with the Assets and Liabilities. Within five (5) Business Days after the date of this Agreement, Seller and Buyer shall each designate an appropriate officer or officers to be responsible for the necessary cooperation of the parties and to act as an initial contact for responding to questions and requests for information. Seller shall authorize Metavante to make available to Buyer Seller's records containing the relevant information for the Deposits and Safe Deposit Agreements. Seller shall use its best efforts to cause Metavante to make available, as provided herein, such records within thirty (30) calendar days after the date of this Agreement. A second copy of the records, updated as of the close of business on the Business Day preceding delivery, shall be authorized, as provided above, fifteen (15) calendar days prior to the Closing Date. Seller shall authorize Metavante to provide to Buyer a third copy of such records, updated as of the Closing Date, on the next Business Day after the Closing Date. The parties acknowledge that the goal of such cooperation is to enable Buyer to obtain and confirm data prior to the Closing Date so that such back office conversion is completed and Buyer is processing all data relating to the operations of the Branch on the first Business Day after the Closing Date.

     In connection with its processing on the night of the Closing Date, Seller will bring all accruals current through that day and produce interim statements on any Deposit account normally receiving a statement.

     2.11 Demand Deposit Account Owners and Borrowers.  Not less than five (5)
          -------------------------------------------
nor more than thirty (30) calendar days prior to the Closing Date, Buyer Sub shall notify all Depositors and all Borrowers with the ability to access their accounts by means of checks or drafts that checks or drafts presented for payment after the Closing Date on Seller's draft or check forms will be honored up to and including July 31, 2001, or for such other period as may be mutually agreed upon by Buyer and Seller. Such notice may be included in the notification letter sent by Buyer to the Depositors pursuant to Section 2.9.

     2.12 Seller Collecting Duties.  Up to and including July 31, 2001, Seller
          ------------------------
agrees to act as Buyer Sub's collecting bank for the receipt of drafts, checks, negotiable orders of withdrawal and electronic fund transfers (debit or credit items including ATM transactions) drawn before or after the Closing Date on forms provided by Seller on any accounts of Deposits assumed. Seller agrees in this regard that it shall:

          (a)  maintain a mechanism to receive such items on a daily basis;

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

          (b) provide a daily listing of all such items received by it on the following Business Day to Buyer Sub, in such form as shall be agreed to by Buyer Sub and Seller; and

          (c) make available for pickup by Buyer Sub no earlier than 3:00 p.m. (Eastern Time) the following Business Day at a location to be designated by Seller, all physical items received by Seller by such means as agreed to by the parties.

Buyer and Seller agree that any reasonable courier or telephone costs associated with paragraph (b) and (c) shall be borne by Buyer. Seller further agrees that it shall notify Buyer Sub of any information received regarding the settlement and clearance of any domestic or foreign checks, savings bonds or coupons deposited with it prior to the Closing Date. In executing its duties under this
Section 2.12, Seller is acting only as agent for the collection of items drawn on Buyer Sub. Seller shall not supply any missing endorsements, or act as collecting bank for returned deposits, or, except as provided in Section 2.14 hereof, act as returning bank for any items not paid by Buyer Sub. Unless caused by the gross negligence or recklessness of Seller, any risks of loss associated with the interim servicing, including any risk of loss associated with insufficient funds, shall be the responsibility of Buyer Sub.

     2.13 Buyer Processing Obligations.  During the period set out in Section
          ----------------------------
2.12, Buyer Sub agrees to honor and pay all properly payable drafts, checks, negotiable orders of withdrawal or electronic fund transfers delivered to it by Seller pursuant to Section 2.12, provided the same are not stale, are not the subject of stop payment orders or legal process or are not drawn on insufficient funds.

     2.14 Return of Items During Processing Period.
          ----------------------------------------

          (a) Buyer Sub further agrees to be solely responsible for the return of any drafts, checks, negotiable orders of withdrawal or electronic fund transfers delivered by Seller to Buyer Sub pursuant to Section 2.12, and any return of any federal recurring payments or ACH transactions processed pursuant to Section 2.13.

          (b) Seller agrees to notify Buyer Sub of the return to it of any items deposited in, or cashed at, the Branch prior to the Closing Date and shall expeditiously forward any such items to Buyer Sub. If Buyer Sub cannot recover on the items referred to in this subsection (b) after making a good faith effort to do so, Seller shall reimburse Buyer Sub for such return items upon assignment of such items by Buyer Sub to Seller. Buyer Sub shall exercise a good faith effort to recover on such items which good faith effort shall include collection efforts consistent with Buyer Sub's existing collection policies in effect from time to time but shall not include institution of any legal action with respect to such recovery.

     2.15 Payment.  In settlement of the transactions described in Section 2.12
          -------
and Section 2.13, Buyer Sub and Seller agree that Seller shall provide Buyer Sub with a daily net settlement figure for all such transactions from the immediately preceding Business Day by 3:00 p.m. Eastern Time on each Business Day and that the party obligated to remit any funds thereunder shall do so in immediately available funds by wire transfer by 5:00 p.m. Eastern Time on such day; any such settlement shall be provisional pending receipt by Buyer Sub of the physical items relating to such settlement; Buyer Sub shall adjust the next daily settlement to reflect any adjustments resulting from its receipt and examination of the physical items. Adjustments by Buyer Sub pursuant to the immediately preceding sentence shall be limited to adjustments to correct errors made by Seller in the calculation of the amounts represented by the transactions received by it on Buyer Sub's behalf, and no adjustments shall be made for the effect of any improper or missing signatures or endorsements, alterations, stale dates or other irregularities with regard to a transaction or as a consequence of fraud, insufficient funds, closed account or any other reason, except as provided in Section 2.11 hereof.

     2.16 Post-Closing Deposits and Payments.  During the Processing Period,
           ---------------------------------
Seller agrees that it will transfer, convey and assign to Buyer Sub, without recourse, all deposits received by Seller after the Closing Date for credit to any of the Deposits, and all payments received by Seller after the Closing Date for application to or on account of any of the Assets, but Seller shall be under no duty to accept any such deposit or payment.

     2.17 Deposit and Loan Histories.  In case of any dispute with or inquiry by
          --------------------------
an account holder whose Deposit or Loan is subject to this Agreement, which dispute or inquiry relates to the servicing of such Deposit or Loan prior to the date for which a Deposit or Loan history has been provided to Buyer Sub, Seller will make a good faith effort to provide Buyer Sub with the appropriate information regarding the Account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Buyer Sub to respond to the account holder within a period of time and in a manner which would comply with standard banking practices and customs. Seller shall provide such information to Buyer Sub at no charge for the thirty (30) Business Days after the Closing Date and thereafter may charge Buyer Sub standard industry rates for such information.

     2.18 Information Reporting.  With respect to the information reporting
          ---------------------
requirements of federal and state tax laws, Seller shall report from January 1, 2001 through the Closing Date, and Buyer or Buyer Sub shall report from the day after the Closing Date through the end of the calendar year, all interest credited to, interest withheld from and early withdrawal penalties charged to Deposits assumed by Buyer Sub pursuant to this Agreement and any other reportable amounts arising from the assets purchased. Such reports shall be made to the Customers to whose accounts such reports relate and to the applicable federal and state tax and/or regulatory authorities.

     2.19 Stop Payment Items.  At the Closing, Seller shall provide Buyer Sub
          ------------------
with a listing of each stop payment order in effect as to a Deposit at the Branch on the Closing Date. Buyer Sub shall honor all stop payment orders relating to the Deposits initiated prior to the Closing Date and reflected in stop payment documents and the magnetic tape made available by Seller to Buyer Sub on the Closing Date or immediately thereafter. If following receipt of appropriate stop order documentation, Buyer Sub makes any payment in violation of any such order, Buyer Sub shall be solely liable for any such payment and shall indemnify, hold harmless and defend Seller from and against all claims, losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any such payment. In the event that Buyer Sub shall make any payment in violation of a stop payment order initiated prior to the Closing but not reflected in stop payment documents and the magnetic tape made available by Seller to Buyer Sub prior to such payment, Seller shall indemnify, hold harmless and defend Buyer Sub from and against all claims, losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any such payment. Buyer Sub's and Seller's indemnification obligations under this Section
2.19 shall not be subject to the limitations set forth in Section 10.4 hereof.

     2.20 Charge-Back Items.  After the Closing Date, Buyer Sub hereby agrees to
          -----------------
accept, assume and process any and all "charge-back items" received subsequent to the Closing Date but arising prior thereto against MasterCard and/or Visa Merchant Deposit accounts transferred to Buyer Sub hereunder. "Charge-back items" shall include, but not be limited to, disputed items, purchases over limit, fraudulent use of card, late presentations of sales slips, unpresented credit on sales returns and other adjustments as specified under the rules and regulations of MasterCard and/or Visa. If Buyer Sub cannot recover on any such charge-back items after making a good faith effort to do so, Seller shall promptly reimburse Buyer Sub for such items upon assignment of such items by Buyer Sub to Seller. Such assignment back from Buyer Sub to Seller shall occur no later than thirty (30) calendar days after the original presentment of such item to Buyer Sub, after which, notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability therefor. Buyer Sub's "good faith effort" to recover on any such items shall not require that Buyer Sub take any legal action against the owner of the Merchant Deposit account or any other person.

     2.21 Possession and Risk of Loss.  From and after the Closing Date, Buyer
          ---------------------------
Sub shall be entitled to possession of the Assets and the Liabilities, and all risk of loss with respect thereto shall pass to Buyer Sub as of the Closing Date.

III. PURCHASE PRICE
     --------------


     3.1  Amount of Purchase Price.
          ------------------------

          (a) In consideration of the transfer of the Assets and the assumption of the Liabilities provided for in Sections 2.1 and 2.6 hereof, respectively, Buyer shall pay to Seller, prior to noon (Eastern
               Time) on the first Business Day following the Closing Date, the sum of the following:

               (i)   the Deposit Premium; and

               (ii) the net book value of the Fixed Assets shown on Seller's records as of the last calendar day of the month immediately preceding the Closing Date; and

               (iii) the fair market value of the Real Property as determined by an independent appraisal to be secured by Seller at Seller's expense; and

               (iv)  the Loan Purchase Price; and

               (v) the total value of the Cash on Hand held by Seller as of the Closing Date.

          (b) The Buyer may at its expense obtain independent appraisals of any or all parcels of the Real Property. If the fair market value of that Real Property as determined by Seller's appraisal is 10% or more than the value indicated by Buyer's appraisal, then the average of the fair market values indicated by the two appraisals shall be considered the fair market value of that Real Property for purposes of determining the Purchase Price. If the Seller's appraisal is not 10% or more than the value indicated in Buyer's appraisal, Seller's appraisal shall determine the Purchase Price, and if the Buyer's appraisal is more than the Seller's appraisal, Seller's appraisal shall be used for purposes of determining the Purchase Price.

          (c) Buyer shall pay Seller the Purchase Price by deducting the Purchase Price from the Deposit Amount payable by Seller to Buyer, as provided for in Section 3.2.

     3.2  Payment by Seller.  In consideration of Buyer Sub's assumption of the
          -----------------
Liabilities, Seller shall pay to Buyer Sub an amount equal to the principal amount of the Deposits, plus accrued interest, as at the close of business on the Closing Date (the "Deposit Amount"), less the sum of the Purchase Price (such calculated amount, the "Payment Amount").

     3.3  Preliminary Payment and Adjustment Payment.
          ------------------------------------------

          (a) Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a proposed Preliminary Closing Statement (substantially in the form of EXHIBIT E to this Agreement), which shall set forth the basis for calculating a Preliminary Payment amount as of the close of business five (5) Business Days prior to the Closing Date, together with supporting documentation certified by an authorized officer of Seller. Such Preliminary Closing Statement shall be the basis of a Preliminary Payment amount to be made to Buyer's account on the first Business Day following the Closing Date.

          (b) Within thirty (30) calendar days following the Closing Date (or on a different date agreed upon by the parties), Seller shall provide Buyer with a proposed Final Closing Statement (substantially in the form of EXHIBIT F hereto), which shall set forth the basis for calculating the final payment amount as of the close of business on the Closing Date, together with supporting documentation certified by an authorized officer of Seller. Buyer shall provide Seller with a copy of the Final Closing Statement, agreed to and accepted by an authorized officer of the Buyer, within five (5) Business Days after agreement is attained. The parties shall use their best efforts to agree upon the Final Closing Statement within five (5) Business Days. Prior to noon (Eastern Time) on the first Business Day following the date that Buyer agrees to the Final Closing Statement, or the date that Seller is notified of any determination of the Final Closing Statement under Subsection
               (d), Seller shall pay to Buyer (or Buyer shall pay to Seller, as the case may be) the Adjustment Payment plus interest from the day after the Closing Date until the calendar day before the Adjustment Payment is made at a rate per annum (calculated daily based on a 360-day year) equal to the overnight federal funds rate of Wachovia Bank, NA, as announced on the Closing Date.

          (c) Both the Preliminary Payment and the Adjustment Payment shall be made by wire transfer of immediately available funds to the account of the party receiving the payment, which account shall be designated in writing by such party at least two (2) Business Days prior to the date of such payment.

          (d) If the parties are unable to agree on a Final Closing Statement within thirty (30) calendar days after the Closing Date, or within ten (10) Business Days after Buyer's receipt of the proposed Final Closing Statement, whichever is later, then either party may submit the matter to the Arbitrator, who shall determine all disputed portions of the Final Closing Statement in accordance with the terms and conditions of this Agreement within thirty (30) calendar days after the submission. Each party agrees to accept the decision of the Arbitrator as final and shall pay one-half of the fees and expenses of the Arbitrator. The Final Closing Statement, as agreed upon by the parties and/or determined under this subsection (d), shall be final and binding upon the parties.

     3.4  Allocation of Consideration.  Buyer and Seller agree to allocate the
          ---------------------------
Purchase Price as follows: (i) the amount allocated to the premium paid to acquire the Deposits shall be the Deposit Premium; and (ii) the remainder of the Purchase Price shall be allocated to the Assets, including, without limitation, the Real Property, and the Fixed Assets. Seller and Buyer shall each report the transfer of the Assets and the assumption of the Liabilities for tax purposes in accordance with such allocation. Notwithstanding the foregoing, either party may change any such report in the event of a dispute with any taxing authority or take any other step to settle or resolve such a dispute.


IV.  SELLER'S REPRESENTATIONS AND WARRANTIES
     ---------------------------------------


     Seller represents and warrants to Buyer, which representations and warranties shall be true and correct in all material respects as of the Closing Date, that:

     4.1  Power and Authority.
          -------------------

          (a) Seller is a state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Florida and has the full power and authority to enter into and perform this Agreement.

          (b) Subject only to the approval of this transaction by Seller's Board of Directors or an authorized committee thereof, the execution and delivery of this Agreement by Seller will have been duly authorized by all necessary corporate action by Seller and this Agreement is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, conservatorship, receivership, moratorium or other laws affecting creditors' rights generally or the rights of creditors of FDIC-insured institutions and a court's right under general principles of equity to refuse to direct specific performance.

          (c) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of Seller's charter or bylaws, (ii) a breach of, or constitute a default under, any material contract, agreement or other instrument to which it is a party or by which it is bound or (iii) a violation of any outstanding judgment, order, injunction, law, rule or regulation to which it is subject, excluding from the foregoing clauses (ii) and (iii) breaches, defaults or violations which, either individually or in the aggregate, would not have a material adverse effect on the Assets and the Liabilities or impede Seller's ability to perform its obligations hereunder.

     4.2  Litigation and Regulatory Proceedings.  Except as disclosed in
          -------------------------------------
EXHIBIT G hereof, there are no actions pending or, to the best of Seller's knowledge, threatened against Seller, which alone, or taken in the aggregate, reasonably would be expected to have any material adverse effect upon the Assets, the Liabilities or the consummation of the transactions contemplated by this Agreement. No governmental agency has notified Seller that it would oppose or not approve or consent to the transactions contemplated by this Agreement.

     4.3  Consents and Approvals.  Except as disclosed in EXHIBIT H, no
          ----------------------
consents or approvals of, or filings or registrations with, any third party or any public body, agency, or authority are necessary in connection with Seller's consummation of the transactions contemplated by this Agreement.

     4.4  No Broker's or Finder's Fees.  No agent, broker, investment banker,
          ----------------------------
person or firm acting on behalf of or under authority of Seller or any of its affiliates is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated herein.

     4.5  Title to Real Property. Subject to statutory liens securing payments
          ----------------------
not yet due or which are being contested by Seller in good faith, real property taxes for the year of Closing and subsequent years, assessments and zoning restrictions, easements, licenses, covenants and other restrictions of record affecting the use of the Real Property and such other imperfections and irregularities of title properly filed of record, Seller has good and marketable fee simple title to the Real Property, free and clear of all liens and encumbrances.

     4.6  Branch.  Seller makes the following representations regarding the
          ------
Branch:

          (a) Seller has no knowledge of any condemnation proceedings pending against the Branch.

          (b) Seller has not entered into any agreement regarding the Branch, and neither Seller nor the Branch is subject to any claim, demand, suit, unfiled lien, proceeding or litigation of any kind, pending or outstanding, or made or instituted, which would in any way be binding upon Buyer or its successors or assigns or materially affect or limit Buyer's or its successors or assigns, use and enjoyment of the Branch or which would materially limit or restrict Buyer's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

     4.7  Title to Fixed Assets.  Except as specified in EXHIBIT J hereto and
          ---------------------
except for (i) the Fixed Assets which are leased by the Seller and (ii) liens for current taxes or assessments which are not yet due and payable, Seller is the lawful owner of and has and will convey to Buyer at Closing good and marketable title to the Fixed Assets, free and clear of any mortgage, pledge, lien, security instrument, conditional sales agreement, lease or encumbrance.

     4.8  Employment Contracts.  None of Seller's employees at the Branch is
          --------------------
employed pursuant to any employment contract. All of Seller's employees at the Branch are covered by Seller's Change of Control Severance Plan.

     4.9  Deposit Insurance.  The Deposits are insured by the FDIC up to the
          -----------------
maximum extent permitted by law. Seller has filed all reports and paid all premiums required under the Federal Deposit Insurance Act, as amended.

     4.10 Withholding.  Seller has timely complied, and will continue to timely
          -----------
comply through the Closing Date, in all material respects with the requirements of Section 3406 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     4.11 Regulatory Matters. Seller has taken no action and has no knowledge of
          ------------------
any facts or circumstances reasonably likely to prevent the transactions contemplated hereby from being approved by all necessary and appropriate regulatory authorities or that would materially impede receipt of any consents from any such regulatory authorities or result in an imposition of a condition or restriction that is likely to materially delay or prevent the Closing of the transactions contemplated herein.

     4.12 Compliance with Certain Laws. The Deposits were opened, and have been
          ----------------------------
maintained, in accordance with all applicable federal and state laws, regulations, rules, and orders, and the Branch has been operated in compliance with Seller's policies and procedures and all applicable federal and state laws, regulations, rules, and orders, except for such instances of noncompliance which have not had, and are not reasonably likely to have, a material adverse effect on the Branch and/or the Assets.

     4.13. Community Reinvestment Act Representation.  Seller is in compliance
          ------------------------------------------
with the Community Reinvestment Act and its implementing regulations, and there are no threatened or pending actions, proceedings or allegations by any person or regulatory agency which may cause any regulatory authority to deny any application required to be filed pursuant to this Agreement. In addition, Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.


V.   BUYER'S AND BUYER SUB'S REPRESENTATIONS AND WARRANTIES
     ------------------------------------------------------


     Each of Buyer and Buyer Sub hereby represents and warrants to Seller, which representations and warranties shall be true and correct in all material respects as of the date hereof and the Closing Date, that:

     5.1  Power and Authority.
          -------------------

          (a) Buyer is a Georgia corporation and registered bank holding company and Buyer Sub is a Florida-chartered bank, and each of them is duly organized, validly existing and in good standing under the laws of the State of its charter and has the full power and authority to enter into and perform this Agreement.

          (b) Subject only to the approval of this transaction by Buyer and Buyer Sub's Boards of Directors or an authorized committee thereof, the execution and delivery of this Agreement by each of Buyer and Buyer Sub has been duly authorized by all necessary corporate action by Buyer and Buyer Sub, respectively, and subject to the approval of the FDIC, the Department, and any other appropriate regulatory authority, this Agreement is the legal, valid and binding obligation of each of Buyer and Buyer Sub, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, conservatorship, receivership, moratorium or other laws affecting creditors' rights generally or the rights of creditors of FDIC-insured institutions and principles of equity as may be applied by any court having jurisdiction over the parties of this transaction.

          (c) Subject to the approval of the proposed transaction by the FDIC, the Department, and any other appropriate regulatory authority, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation of either Buyer's or Buyer Sub's charter or bylaws, or result in a breach of or constitute a default under any material contract, agreement or other instrument to which either of them is a party or by which either of them is bound and will not violate any outstanding judgment, order, injunction, law, rule or regulation to which either of them is subject, excluding from the foregoing breaches, defaults or violations which, either individually or in the aggregate, would not impede Buyer's or Buyer Sub's ability to perform their respective obligations hereunder.

     5.2  Litigation and Regulatory Proceedings.  There are no actions pending
          -------------------------------------
or, to the best of Buyer's or Buyer Sub's knowledge, threatened against Buyer or Buyer Sub which alone, or taken in the aggregate, reasonably would be expected to have any material adverse effect upon the consummation of the transactions contemplated by this Agreement. No governmental agency has notified Buyer or Buyer Sub that it would oppose or not approve or consent to the transactions contemplated by this Agreement.

     5.3  Consents and Approvals.  Except for the regulatory approvals described
          ----------------------
in Section 9.3(b) of this Agreement, no consents or approvals, or filings or registrations with any third party or any public body, agency, or authority are necessary in connection with Buyer's or Buyer Sub's consummation of the transactions contemplated by this Agreement.

     5.4  Deposit Insurance.  Buyer Sub's deposits (as defined in 12 U.S.C.
          -----------------
Section 1813(1)) are insured by the FDIC up to the maximum extent permitted by law. Each of Buyer and Buyer Sub has filed all reports and paid all premiums required under the Federal Deposit Insurance Act, as amended.

     5.5  No Broker's or Finder's Fees.  No agent, broker, investment banker,
          ----------------------------
person or firm acting on behalf of or under authority of Buyer or Buyer Sub or any of their affiliates is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated herein.

     5.6  Absence of Certain Events.  To the best of each of Buyer's and Buyer
          -------------------------
Sub's knowledge there exists no event or series of events, facts, or circumstances which individually or in the aggregate would result in any approval required by this Agreement to not be granted or would cause such approval to be granted only upon the imposition of conditions which would result in a material adverse economic impact on Buyer or Buyer Sub or their respective businesses if Buyer or Buyer Sub were required to consummate the transaction contemplated by this Agreement in accordance with such approval; provided, however, that Buyer and Buyer Sub make no representation or warranty with respect to competitive considerations in so far as they may affect the analysis or decisions of regulatory authorities.

     5.7  Community Reinvestment Act.  Each of Buyer and Buyer Sub is in
          --------------------------
compliance with the Community Reinvestment Act and its implementing regulations, and there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause any regulatory authority to deny any application required to be filed pursuant to this Agreement. In addition, neither Buyer nor Buyer Sub has been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

     5.8  Financing.  Buyer and/or Buyer Sub have sufficient funds available to
          ---------
it to purchase the Assets and assume the Liabilities in accordance with this Agreement.


VI.  ADDITIONAL AGREEMENTS OF SELLER
     -------------------------------


     6.1  Access to Seller's Premises, Records, and Personnel.  Subsequent to
          ---------------------------------------------------
execution of this Agreement and prior to the Closing Date, Seller shall give Buyer and its representatives, upon reasonable advance notice and at reasonable times, full and complete access to the Branch, the Records and appropriate personnel of Seller for the periods of "Due Diligence" permitted by this Agreement. Seller shall not be required to provide access to or to disclose information where such access or disclosure would unduly disrupt the operation of the Branch, violate or prejudice the rights of any customer or employee of Seller or be contrary to law or any legal or regulatory order or process.

     6.2  Regulatory Approvals.  Seller shall cooperate fully and promptly with
          --------------------
Buyer and Buyer Sub in obtaining any regulatory approval in connection with this transaction which Buyer must obtain at least three (3) Business Days prior to the Closing Date.

     6.3  Conduct of Business.  Except as provided in this Agreement and as may
          -------------------
be agreed upon otherwise with Buyer, and except as may be required by applicable law or industry-wide practice, Seller shall continue to carry on the business of banking at the Branch and offer interest rates or charge fees only as permitted under contracts and agreements (as applicable) with customers of the Branch and otherwise as is consistent with its normal operating procedures in the State of Florida. Subject to the foregoing, Seller shall use its reasonable best efforts to maintain its customer relationships, but it may not establish pricing policies targeted at the Branch. Between the date hereof and the Closing Date, Seller shall not, without the prior written consent of Buyer:

          (a) acquire or dispose of any Fixed Assets, other than pursuant to commitments made on or before the date of this Agreement and except for replacement of furniture, furnishings and equipment and normal maintenance and refurbishing in the ordinary course of business of the Branch, provided, however, that this Section shall not require the replacement of any such items by Seller; or

          (b) increase or agree to increase the salary, remuneration or compensation or other employment benefits of persons employed at the Branch other than in accordance with Seller's customary policies and/or bank-wide changes consistent with past practices, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice; or

          (c) change any pricing in deposit accounts on other than a regional basis except as may be required in the ordinary course of business consistent with past practices; or

          (d) materially increase the staffing levels at the Branch or effect changes in Branch personnel employed as of the Closing Date other than in the ordinary course of business consistent with past practices.

     6.4  Retirement Plan Accounts.  Seller shall notify in writing each of its
          ------------------------
customers holding Deposits under a Retirement Plan account in a timely fashion of the proposed assumption of their Retirement Plan accounts by Buyer Sub, as contemplated by the plan documents.

     6.5  Maintenance and Insurance.  Seller shall maintain the Real Property
          -------------------------
and the Fixed Assets in customary repair, order and condition, reasonable wear and tear and damage by fire or other unavoidable casualty excepted. Until the Closing Date, Seller shall maintain insurance on the Real Property and the Fixed Assets in an amount sufficient to cover the replacement cost thereof.

     6.6  Confidentiality.  Seller shall, and shall cause its affiliates,
          ---------------
directors, officers, employees and agents, to take all reasonable and appropriate steps to keep confidential all information obtained or furnished to any of them with respect to Buyer and Buyer Sub and their respective business, operations and financial condition, and any information maintained by Seller with respect to the Branch and/or to operations at the Branch; provided, however, that any such information may be disclosed by Seller to the extent required by law, as determined in a written opinion of counsel to Seller (which counsel may be an employee of Seller). In the event such disclosure is required, Seller shall provide Buyer written notice of the information to be disclosed, together with a copy of the written opinion referred to in the immediately preceding sentence, as far in advance of such disclosure as is practicable. At Buyer's request, Seller will use its best efforts to obtain assurances that confidential treatment will be afforded to such information and will disclose only such information as is necessary to comply with its legal obligations as advised in such written opinion. Seller acknowledges that Buyer may suffer irreparable harm as a result of a breach of this Section and that, therefore, Buyer will be entitled to injunctive and other appropriate equitable relief as a result of a breach or imminent breach of this Section. Seller's obligations under this Section 6.6 shall survive both the termination of this Agreement and the Closing.


VII. ADDITIONAL AGREEMENTS OF BUYER AND BUYER SUB
     --------------------------------------------


     7.1  Solicitation of Seller's Customers.  Commencing on the date of this
          ----------------------------------
Agreement and continuing until the Closing Date, Buyer Sub and any parent, affiliate or subsidiary of Buyer Sub shall not (i) directly or indirectly solicit any Customer of the Branch for the purpose of causing such Customer to close or transfer an account maintained by such Customer with Seller or (ii) seek to entice any Customer to open accounts or otherwise transact business with Buyer or Buyer Sub where such Customer becomes known to Buyer or Buyer Sub as a result of the transactions contemplated by this Agreement, provided however that the foregoing shall not apply to customary general advertising and marketing practices not specifically directed at those Customers.

     7.2  Regulatory Approvals.  Each of Buyer and Buyer Sub agrees to make
          --------------------
application with appropriate regulatory authorities within ten (10) Business Days of signing this Agreement and to use its best efforts to obtain regulatory approval at least three (3) Business Days prior to the Closing Date. Buyer or Buyer Sub shall notify Seller promptly of any significant development with respect to any regulatory application made under this Section. If Buyer or Buyer Sub is unable to secure regulatory approval at least three (3) Business Days prior to the Closing Date or is unable or unwilling to satisfy the conditions set forth in Section 9.4 (provided that such inability to satisfy the conditions set forth in Section 9.4 or to secure regulatory approvals is not due to Seller's failure to take any action required of it hereunder or Seller's taking any action which is prohibited hereunder), Buyer agrees to promptly pay Seller the Termination Fee, as defined in Section 1.1. Buyer or Buyer Sub agrees to provide Seller with a copy of any regulatory approval it receives under this Section, promptly upon its receipt thereof.

     7.3  Confidentiality.  Each of Buyer and Buyer Sub shall, and shall cause
          ---------------
its affiliates, directors, officers, employees and agents to, take all reasonable and appropriate steps to keep confidential all information obtained or furnished to any of them with respect to Seller and its business, operations, customer lists and financial condition; provided, however, that any such information may be disclosed by Buyer or Buyer Sub to the extent required by law, as determined in a written opinion of counsel to Buyer or Buyer Sub (which counsel may be an employee of Buyer or Buyer Sub). In the event such disclosure is required, Buyer or Buyer Sub shall provide Seller written notice of the information to be disclosed, together with a copy of the written opinion referred to in the immediately preceding sentence, as far in advance of such disclosure as is practicable. At Seller's request, Buyer or Buyer Sub, as applicable, will use its best efforts to obtain assurances that confidential treatment will be afforded to such information and will disclose only such information as is necessary to comply with its legal obligations as advised in such written opinion. Each of Buyer and Buyer Sub acknowledges that Seller will suffer irreparable harm as a result of a breach of this Section and that, therefore, Seller will be entitled to injunctive and other appropriate equitable relief in addition to damages as a result of a breach or imminent breach of this Section. Buyer's and Buyer Sub's obligations under this Section 7.3 shall survive both the termination of this Agreement and the Closing.

     7.4  Change of Name, Etc.  Promptly after the Closing, Buyer Sub will (a)
          -------------------
change the name on all documents and facilities relating to the Branch to Buyer Sub's name, and (b) provide all appropriate notices to the FDIC, the Department, and any other appropriate regulatory authorities required from Buyer or Buyer Sub as a result of the consummation of these transactions. As soon as practicable and, in any event, no later than the Closing Date, Buyer Sub will issue new checks, draft forms, ATM cards and deposit slips reflecting its transit and routing number to Customers of the Branch. Buyer and Buyer Sub shall use their respective reasonable best efforts to encourage these customers to begin using these new documents and cease using documents bearing Seller's name.

     7.5  Continued Operation of Each Branch Office.  Subject to Buyer Sub
          -----------------------------------------
obtaining any necessary regulatory approval under Section 7.2 of this Agreement, Buyer Sub shall establish a branch office at the Branch location and shall continue to operate the Branch after the Closing Date for at least as long as necessary to comply with any branch closing notice requirements. No notice with respect to any such closing shall be made or given until after the Closing Date. In no event shall Seller be required to participate in the closing of the Branch or in any notice to customers relating to such closing.

     7.6  Collateral for Government Deposits.  Buyer Sub shall assume Seller's
          ----------------------------------
responsibilities under any agreement regarding the pledge of collateral with respect to any Deposit of a Customer that is a governmental entity or school district or make other arrangements acceptable to such Customer prior to the Closing Date. All such deposits are specified in EXHIBIT K hereto. Any collateral required to secure the Deposits of any such customer shall be pledged by Buyer Sub no later than the Closing Date.

     7.7  Actions By Buyer and Buyer Sub. Subsequent to the execution of this
          ------------------------------
Agreement, each of Buyer and Buyer Sub agrees to refrain from taking any action or series of actions which individually or in the aggregate would be reasonably likely to require or result in the imposition of conditions by the FDIC, the Department or any other agency having jurisdiction over Buyer or Buyer Sub, which conditions would result in a material adverse economic impact on Buyer or Buyer Sub or their respective businesses if Buyer or Buyer Sub were required to close the transaction contemplated by this Agreement.

VIII. EMPLOYEES OF THE BRANCH
      -----------------------

      8.1  Hiring of Branch Employees.
           --------------------------

          (a) Buyer Sub shall extend offers of employment to all employees of Seller actively employed at 2:00 p.m. Eastern Time on the Closing Date (the "Transferred Employees"). Each offer of employment shall be effective as of the Closing Date at 5:00 p.m. Eastern Time and shall provide a salary or hourly wage no less than that being paid to such Transferred Employee by Seller as of the Closing Date. Buyer Sub shall recognize each Transferred Employee's years of service accrued under Seller's benefit plans for the purpose of vesting and eligibility under Buyer Sub's benefit plans and policies and determining the number of paid or unpaid sick or vacation days for which Transferred Employee is eligible under Buyer Sub's policies, but not for determining the amount of any benefit under any qualified retirement plan or any other financial benefit. No Transferred Employee shall be given credit or paid by Buyer Sub for such leave or vacation leave carried over from the calendar year prior to the Closing Date.

          (b) Beginning with the date of this Agreement, Seller shall not transfer any employee on the payroll of the Branch to a position outside the Branch or solicit any of such employees for such a position, except with the prior written consent of Buyer.

          (c) For a period of one hundred eighty (180) calendar days following the Closing Date, Seller shall not solicit directly the employment of any Transferred Employee who is employed at the time by Buyer Sub. This prohibition shall not apply to those customary employment advertising or marketing activities of Seller which are not targeted to any Transferred Employee or to solicitations by any recruitment firm retained by Seller, provided that Seller does not suggest that such firm solicit any Transferred Employee. Nothing in this Section 8.1(c) shall prohibit Seller from hiring any Transferred Employee not directly solicited by Seller.

          (d)  Buyer Sub covenants that, for a period of one hundred eighty
               (180) calendar days following the Closing Date, Buyer Sub shall not terminate the employment of any Transferred Employee, except for good and valid cause ("Cause"). For purposes of this Agreement, the term "Cause" shall mean (i) dishonesty by any Transferred Employee in his or her dealing with Buyer Sub or Buyer which has a material adverse effect upon Buyer Sub or Buyer or their respective businesses; (ii) the commission of fraud by any Transferred Employee, or the conviction (from which no appeal can be taken) of any Transferred Employee of, or a plea of guilty to, any act of fraud, misappropriation or embezzlement, or any felony; (iii) failure to satisfactorily perform the functions of such Transferred Employee's job due to being or becoming substantially dependent on any addictive substance, including drugs and alcohol; or (iv) any Transferred Employee's failure to perform the duties outlined by such Transferred Employee's supervisor from time to time.

          (e) Buyer Sub agrees that if any Transferred Employee(s) are terminated or displaced (not for Cause, as such term is defined herein) by Buyer Sub within one hundred eighty (180) calendar days following the Closing Date, Buyer Sub will provide severance pay and benefits in accordance with the Republic Security Bank Change of Control Severance Plan, a copy of which is attached hereto as EXHIBIT C. Except as provided in this Section 8.1(e), Buyer Sub shall not be obligated to provide any severance or other pay or benefits (except as required by law) under the Republic Security Bank Change of Control Severance Plan.

          (f) In the case of any employee of Seller at a Branch Office who elects not to accept Buyer Sub's offer of employment, Buyer Sub shall have no obligation for severance payments to such employee.

     8.2  Employee Benefits.
          -----------------

          (a) (i) Immediately following the Closing, Buyer Sub shall not have any liability or obligation under any benefit plans or any other program or arrangement of Seller or an ERISA affiliate thereof under which any current or former employee of Seller or any of its affiliates has any right to any benefits. All benefits accrued by the Transferred Employees under the Retirement Income Plan of Seller's parent, Wachovia Corporation (the "Retirement Income Plan") and the Retirement Savings and Profit-Sharing Plan of Seller's parent, Wachovia Corporation (the "RSPSP") based on services rendered by the Transferred Employees to the Seller prior to the Closing Date, shall automatically become fully vested according to the Plans to the extent such accrued benefits are not fully vested. The Seller's parent shall reserve the right to settle the benefit obligations of the Retirement Income Plan and RSPSP in a manner that it so chooses subject to the Plan provisions, regulatory and statutory requirements imposed upon the plans by the Internal Revenue Service (the "IRS") and Department of Labor (the "DOL").

              (ii) Immediately following the Closing, the participation of Transferred Employees in the benefit plans of the Seller shall cease in accordance with the terms of such plans except where noted specifically herein below.

              (iii) With respect to the Transferred Employees, Seller shall be responsible for any medical, vision, dental, prescription drug and life insurance claim (a "Welfare Claim") and any health care or dependent care reimbursement claim (a "Reimbursement Claim") which would have been payable under the terms of the Seller's Group Benefit Plan (the "Choice Program") or any other welfare plan sponsored by the Seller's parent, provided the date of service on which the claim is based is rendered on or prior to the Closing Date. With respect to the Transferred Employees, Buyer Sub shall be responsible for any Welfare Claim or Reimbursement Claim which is based on a date of service taking place after the Closing Date and which is payable under the terms of Buyer Sub's benefit plans applicable to the Transferred Employees. Any Family Status Change, as defined by the Seller's Choice Program, will be recognized by the Seller under the terms of its Choice Program through the Closing Date, provided such Family Status Change occurs on or before the Closing Date and the affected Transferred Employee notifies the Benefits Administration Department or a Human Resources Officer of the Seller within thirty-one (31) calendar days of the Family Status Change. Any Family Status Change after the Closing Date will be recognized by the Buyer Sub's welfare plans.

          (b) (i)   Subject to the obligations of Buyer Sub pursuant to Section
                    8.1 as of the Closing Date, Buyer Sub shall provide the Transferred Employees with the employee benefits, if any, provided to employees of Buyer Sub and its Affiliates, subject to the terms of Buyer Sub's benefit plans, as modified with respect to the Transferred Employees as noted herein below.

              (ii) Buyer Sub will grant for purposes of vacation and sick leave benefits, severance pay and all welfare benefit plans (as defined in ERISA) past service credit to all Transferred Employees for periods of time credited to such Transferred Employees under the Choice Program, PTO (defined as "paid time off" to include vacation, personal and sick leave hours under Seller's benefit plan), Short Term Medical Leave and the Republic Security Bank Change of Control Severance Plan. Such past service credit will be granted for purposes of eligibility and benefit accrual purposes under the Buyer Sub's vacation, sick leave, severance pay and all other welfare benefit plans. Each Transferred Employee will accrue paid time off based upon the Seller's plan. Transferred Employees will be entitled to carry forward such number of days of paid time off as shall be determined by (i) taking the number of days of PTO to which any such Transferred Employee may be entitled for 2001, (ii) multiplying such number by a fraction, the numerator of which is the number of whole months of employment of such Transferred Employee during calendar 2001 prior to the Closing Date, and the denominator of which is 12, and (iii) subtracting the number of days of PTO theretofore used by such Transferred Employee. Buyer Sub will prorate vacation and sick leave for the remainder of calendar 2001 based on Buyer Sub's vacation and sick leave plan and each Transferred Employee's past service credit. The number of days of sick leave and vacation to which the Transferred Employee is eligible during the calendar year in which the Closing occurs will equal the sum of the number of days carried forward from the Seller plus the number of prorated days from the Buyer Sub's plan. As employees of Buyer Sub, Transferred Employees will not be entitled to carry forward any unused vacation or sick leave from years prior to the Closing during which they were employed by Seller. To the extent that any Transferred Employee has satisfied in whole or in part any annual deductible under a Welfare Benefit Plan, or has paid any out-of-pocket expenses pursuant to the Seller's Choice Program co-insurance provisions, such amount shall be counted toward satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the benefit plans and programs provided to Transferred Employees by Buyer Sub.

             (iii) Buyer Sub shall take whatever action is necessary, including amendment of its defined contribution pension plan, to grant to each Transferred Employee past service credit for all purposes (including any waiting period) under Buyer Sub's defined contribution pension plan for all periods of service credited to each such Transferred Employee within the RSPSP of the Seller's parent and the 401(k) Plan of the Seller. Within forty-five (45) calendar days after the Closing Date, Seller shall provide to Buyer Sub such information as Buyer Sub reasonably requires to establish the service for the Transferred Employees credited under the Seller's parent's RSPSP and the 401(k) Plan of the Seller. To the extent the Seller will make an additional matching or discretionary profit-sharing contribution following the close of the calendar year which includes the Closing Date with respect to such calendar year, the Seller will add to the RSPSP account of each Transferred Employee who is an eligible participant a pro-rata additional contribution for such calendar year based on the Transferred Employee's matchable contributions and recognizable pay determined through the Closing Date.

             (iv) Buyer Sub will take whatever action is necessary, including amendment of its defined benefit pension plan, to grant to each Transferred Employee past service credit for service which has been granted under Seller's Retirement Income Plan, for all purposes other than benefit accrual under Buyer Sub's defined benefit pension plan.

             (v) The Seller or the Seller's parent will make every effort to settle the benefit obligations of the Transferred Employees under its Retirement Income Plan, 401(k) Plan and RSPSP per the provisions of each plan and pursuant to the IRS and DOL regulations and statutes. If the Buyer Sub wishes to accept a plan-to-plan transfer of the respective benefit obligations to a like plan, the Seller will be willing to consider such request, but reserves the right to make the final decision regarding the amount and whether to permit such a transfer.

              (vi) If a Transferred Employee is eligible to retire and continues to work for the Buyer Sub following the Closing Date, he or she will be eligible for retirement medical benefits under the Seller's retirement medical plan (the "Retiree Plan"). If the Transferred Employee elects to retire rather than work for the Buyer Sub, he or she would be eligible to receive retirement medical benefits under the terms of the Retiree Plan.

              (vii) If any Transferred Employee is out on paid or unpaid leave from the Seller as of the Closing Date, Buyer or Buyer Sub shall assume the paid time off obligation as per the terms of the Seller's plans. If such Transferred Employee is able to return to work within twelve (12) weeks of commencement of the leave period, the Buyer or Buyer Sub must hold open the position or a like position per the terms of the Seller's plans. If the position has been eliminated, Buyer and Buyer Sub will pursue employment within a like position. If a position is not available, the employee will be terminated under the provisions of the Seller's Change of Control Severance Plan.

     8.3  Training.
          --------

     Seller shall permit Buyer or Buyer Sub to train the Transferred Employees with regard to Buyer Sub's operations, policies and procedures before the Closing Date at the Buyer's or Buyer Sub's sole cost and expense. This training shall take place outside of business hours upon reasonable advance notice to Seller and may, at Buyer's or Buyer Sub's option, take place at the Branch. Seller agrees to make every reasonable effort to limit absences of Transferred Employees during the training period. Seller shall pay Transferred Employees, at Seller's standard rates, any overtime pay due said Transferred Employees for time spent in said training and shall reimburse Transferred Employees, at Seller's standard rates, for any mileage reimbursement due Transferred Employees for travel to and from said training. Buyer or Buyer Sub will reimburse Seller, at final settlement, for the full amount of these payments.


IX.  CLOSING
     -------


     9.1  Time and Place of Closing.
          -------------------------

          (a) Subject to the satisfaction of the conditions to Closing set forth in Sections 9.3 and 9.4, the Closing shall take place on a date, mutually agreed upon by the parties hereto after the conditions set forth in Section 9.3(a) and 9.4(a) have been satisfied in full (the "Closing Date"); provided, however, that the Closing shall occur prior to June 22, 2001 or at such later date as may be mutually agreed upon by Buyer and Seller. The Closing shall take place via facsimile and overnight courier at the offices of Seller, at 2:00 p.m. (Eastern Time) on the Closing Date, or at such other time and place as may be mutually agreed upon by the parties. The Closing shall be effective at the close of business on the Closing Date.

          (b) On the Closing Date and within a reasonable time thereafter, Seller, Buyer Sub and Buyer shall convert all Assets and Liabilities from Seller's data processing system to Buyer's data processing system, in accordance with the procedures established pursuant to Section 2.10.

     9.2  Closing Documents.  On the Closing Date, the following actions shall
          -----------------
be taken:

          (a) Seller shall deliver to Buyer or Buyer Sub as applicable the following:

               (i) an executed Bill of Sale in substantially the form of EXHIBIT L attached hereto;

               (ii) an executed Assignment and Assumption Agreement in substantially the form of EXHIBIT M attached hereto;

               (iii) an executed Florida Special Warranty Deed in a form reasonably satisfactory to Buyer transferring good and marketable fee simple title (subject only to the Permitted Exceptions) to the Real Property from Seller to Buyer, executed and acknowledged by Seller and in proper form for recording and attaching a metes and bounds legal description derived from Buyer's survey of the Real Property, provided that the Buyer's surveyor certifies to Seller that the legal description on Seller's original deed and the legal description to be utilized for the Special Warranty Deed are one and the same;

               (iv) a certificate, signed by a duly authorized officer of Seller, certifying that (A) the representations and warranties of Seller in this Agreement are true and correct in all material respects as of the Closing Date and (B) the covenants of Seller to be performed on or before the Closing Date have been performed in all material respects in the form attached as EXHIBIT N;

               (v) a certified copy of the resolution of Seller's Board of Directors or Executive Committee, authorizing the transaction contemplated hereby;

               (vi) a Certificate of Incumbency executed by Seller in substantially the form attached as EXHIBIT O;

               (vii)  updated Exhibits to this Agreement;

               (viii) a standard Florida title insurance company approved owner's affidavit/mechanic's lien affidavit with respect to the Real Property;

               (ix) an affidavit or qualifying statement which satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder; and

               (x) such other documents as may be reasonably required in connection with the consummation of the sale of the Real Property in accordance with the terms of this Agreement.

           (b) Buyer and Buyer Sub shall execute and deliver to Seller the following:

               (i)    the Assignment and Assumption Agreement;

               (ii) copies of all regulatory approvals required of Buyer or Buyer Sub;

               (iii) such other instruments as may be necessary for Buyer or Buyer Sub to validly acquire the Real Property;

               (iv) certificate, signed by a duly authorized officer of Buyer and Buyer Sub, certifying that (A) the representations and warranties of Buyer and Buyer Sub under this Agreement are true and correct as of the Closing Date and (B) the covenants of Buyer and Buyer Sub to be performed on or before the Closing Date have been performed in all respects;

               (v) a certified copy of the resolution of Buyer's and Buyer Sub's Boards of Directors, or Executive Committees, authorizing the execution of this Agreement and the transactions contemplated hereby;

               (vi) a Certificate of Incumbency of Buyer and Buyer Sub in the form attached as EXHIBIT O.

     9.3  Buyer's Conditions to Closing.  Unless waived in writing by Buyer,
          -----------------------------
Buyer Sub's obligations to purchase the Assets and assume the Liabilities shall be contingent upon and subject to the fulfillment in all material respects on or prior to the Closing Date of the following conditions:

          (a)  Board Approval.  The Board of Directors of Seller, or an
               --------------
               authorized committee thereof, shall have approved the transaction contemplated by this Agreement.

          (b)  Representations, Warranties and Covenants.  Each of Seller's
               -----------------------------------------
               representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date and all material covenants to be performed by Seller on or before the Closing Date shall have been performed or met in all material respects.

          (c)  Closing Documents.  Seller shall have delivered to Buyer the
               -----------------
               documents set forth in Section 9.2(a).

          (d)  Adverse Change.  Except for deposit run-off, there shall have
               --------------
               been no material adverse change in the Assets or Liabilities (including any adverse change reflected in the updated Exhibits delivered by Seller to Buyer as provided in Section 9.2(a)(viii) above).

          (e)  Damage to Improvements.  Since the date of this Agreement, no
               ----------------------
               material (as it relates to the Branch only) damage to or destruction of improvements located on any of the Real Property shall have occurred that has not been repaired to Buyer's reasonable satisfaction or that is not covered by insurance, the proceeds of which shall be assigned to Buyer at Closing.

          (f)  Default.  Seller shall not be in default under any of the terms
               -------
               and conditions of this Agreement, except for any default or defaults which, taken in the aggregate, would not reasonably be expected to have a material adverse effect upon the consummation of the transactions contemplated by this Agreement.

          (g)  Title Insurance.  Buyer shall have received from a nationally
               ---------------
               recognized title insurance company (the "Title Company") satisfactory to Buyer a title insurance commitment issued to Buyer with respect to the Real Property and all appurtenances thereto in form and substance reasonably satisfactory to Buyer in an amount reasonably determined by Buyer, insuring Buyer and issued as of the Closing Date by the Title Company, showing Buyer to have fee simple title to the Real Property, subject only to the Permitted Exceptions. Seller shall have delivered to the Title Company any standard or customary affidavits or indemnities reasonably and normally required by the Title Company in connection with the delivery of the owner's policy as to matters arising by, through or under Seller.

     9.4  Seller's Conditions to Closing.  Seller's obligation to sell the
          ------------------------------
Assets and transfer the Liabilities to Buyer is contingent upon and subject to the fulfillment on or prior to the Closing Date of the following conditions in all material respects:

          (a)  Board Approval.  The Board of Directors of each of Buyer and
               --------------
               Buyer Sub, or an authorized committee thereof, shall have approved the transaction contemplated hereby;

          (b)  Regulatory Approvals. At least three (3) Business Days prior to
               --------------------
               the Closing Date, Buyer or Buyer Sub shall have received all regulatory approvals which are required by law or otherwise to consummate the transactions contemplated by this Agreement, including without limitation the approval of the FDIC, the Department and any required waiting period with respect to such regulatory approvals shall have expired without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement;

          (c)  Representations, Warranties and Covenants.  Each of Buyer's and
               -----------------------------------------
               Buyer Sub's representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date and all material covenants to be performed by Buyer and Buyer Sub on or before the Closing Date shall have been performed in all material respects; and

          (d)  Closing Documents.  Buyer and/or Buyer Sub shall have delivered
               -----------------
               to Seller the documents set forth in Section 9.2(b).

          (e)  Waiting Period.  Any and all waiting periods required by any
               --------------
               regulatory agency shall have expired.

          (f)  Default.  Neither Buyer nor Buyer Sub shall be in default under
               -------
               any of the terms and conditions of this Agreement, except for any default or defaults which, taken in the aggregate, would not reasonably be expected to have a material adverse effect upon the consummation of the transactions contemplated by this Agreement.


X.   INDEMNIFICATION
     ---------------

     10.1 Indemnification of Seller.  Each of Buyer and Buyer Sub, jointly and
          -------------------------
severally, shall indemnify Seller, its officers and its agents and parent, affiliate and subsidiary corporations; against, and hold them harmless from, all liability, damages, costs, penalties, expenses and judgments (including reasonable attorneys' fees) (together, "Damages") arising out of or in any way relating to (i) Buyer's or Buyer Sub's failure after the Closing Date to perform, pay, discharge, or satisfy any of the Liabilities in any material respect, (ii) Buyer's or Buyer Sub's failure to perform any obligation under this Agreement, (iii) the breach by Buyer or Buyer Sub of any representation or warranty of Buyer or Buyer Sub set forth in this Agreement; (iv) the ownership or operation of the Branch following the Closing Date; or (v) Buyer's or Buyer Sub's failure to perform any obligation assumed by Buyer Sub pursuant to this Agreement, including but not limited to compliance with all applicable laws relating to the Branch, the Assets and the Liabilities.

     10.2 Indemnification of Buyer and Buyer Sub.  Seller shall indemnify Buyer
          --------------------------------------
and Buyer Sub against, and hold each of them harmless from, all Damages relating to any claims against Buyer or Buyer Sub which arise out of (i) Seller's failure prior to the Closing Date to perform, pay, discharge, or satisfy any of the Liabilities in any material respect, (ii) Seller's failure to perform any obligation under this Agreement; (iii) Seller's breach of any representation or warranty of Seller set forth in this Agreement; or (iv) Seller's ownership or operation of the Branch prior to the Closing Date.

     10.3 Notice.  Promptly after the service of process by any third person in
          ------
any litigation or proceeding, or the receipt of any claim or demand in respect of which a party may have any claim for indemnification under this Agreement, or as soon as reasonably practicable after such party shall have acquired notice of any other matter with respect to which indemnity may be so sought, such party will notify the indemnifying party thereof. The indemnifying party shall have the right within ten (10) Business Days of receipt of such notice to assume the defense, settlement or compromise (as to settlements or compromise only with the prior written consent of the indemnified party, which shall not be withheld unreasonably provided the indemnified party is unconditionally and irrevocably released) of any such claim, action, suit or proceeding at its own expense, including the retention of counsel reasonably satisfactory to the indemnified party, and the indemnified party shall cooperate with the indemnifying party.
In such event, the indemnified party shall have the right, upon prompt written notice to the indemnifying party, to retain separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the indemnified party's own expense. If the indemnifying party does not notify the indemnified party that it will assume the defense, settlement or compromise of any such claim, action, suit or proceeding within ten (10) Business Days upon receipt of notice thereof, the indemnified party shall have the full and sole right to defend, settle or compromise such claim, action, suit or proceeding with the consent of the indemnifying party.

     10.4 Limitation on Indemnification.  No indemnification shall be payable
          -----------------------------
under Section 10.2 unless the amount of the Damages for which indemnification is being sought shall exceed, singly or in the aggregate, $25,000 (except for indemnification for breach of the representation set forth in Section 4.5 hereof, for which no minimum shall apply), and then only to the extent of such excess, and in no event shall either (i) Seller, or (ii) Buyer and Buyer Sub together, be obligated under this Article X for Damages in excess of the Purchase Price. No party hereto shall be entitled to indemnification for Damages unless claim for indemnification is made within two (2) years of the Closing Date.


XI.  TERMINATION
     -----------

     11.1 Termination by Either Party.
          ---------------------------

          (a)  This Agreement may be terminated prior to Closing as follows:

               (i) By either Seller or Buyer and Buyer Sub (who together shall be deemed one party for the purposes of this Section 11.1), if the other party fails to cure any material breach of any representation, warranty or covenant within thirty (30) calendar days after being notified in writing of the breach by the party terminating this Agreement, providing the terminating party is not in material breach of any representation, warranty, covenant or obligation hereunder;

              (ii) By either party, except as provided by Section 7.2 hereof, upon the expiration of thirty (30) calendar days after the FDIC, the Department, or any other governmental agency or regulatory authority issues a decision denying or refusing to grant the approvals or consents required to be obtained pursuant to this Agreement, unless within said 30-day period Seller and Buyer agree to resubmit an application to or appeal the decision of the regulatory authority which has denied or refused to grant said approval;

              (iii) By either party, if the Closing does not occur on or before
                    July 15, 2001 or such later time as may be mutually agreed upon in writing by Buyer and Seller, provided that the party terminating this Agreement has used its reasonable efforts to perform its obligations hereunder;

              (iv) By both parties upon their mutual agreement in writing to terminate this Agreement;

              (v)   By Buyer and Buyer Sub, under the circumstances described in
                    Section 9.3 above.

              (vi) By Seller, under the circumstances described in Section 9.4 above.

          (b) In the event this Agreement is terminated, it shall be of no further force or effect and the parties shall be released from all further obligations hereunder except as otherwise specified herein and except that the termination of this Agreement under subsection (a)(i) above shall not absolve the breaching party from any liability to the other party arising out of such breach.


XII. MISCELLANEOUS
     -------------

     12.1 Continuing Cooperation.
          ----------------------

          (a) On and after the Closing Date, Seller agrees to give such further reasonable assurances and to execute, acknowledge and deliver such bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as in Buyer's or Buyer Sub's judgment are reasonably necessary and appropriate to vest effectively in Buyer Sub the full legal and equitable title to all the Assets and Liabilities.

          (b) On and after the Closing Date, Buyer and Buyer Sub shall execute, acknowledge and deliver any documents or instruments as may be necessary and appropriate to relieve and discharge Seller from its obligations with respect to the Liabilities assumed by Buyer Sub.

          (c) Seller and Buyer shall cooperate fully with each other in connection with any examination conducted by any tax authority subsequent to the Closing Date by promptly providing to the other, upon written request, information relating to the tax liability of any business operated by Seller or Buyer Sub with respect to the Branch.

     12.2 Survival.  Each and every one of Buyer's, Buyer Sub's and Seller's
          --------
covenants, representations and warranties under, and the indemnification provisions contained in, this Agreement or contained in any certificate or instrument delivered by either party at Closing shall survive for a period of two (2) years from the Closing Date.

     12.3 Non-Solicitation of Business.
          ----------------------------

          (a) For a period of one (1) year following the Closing Date, Seller shall not target for solicitation as a unitary group, the Persons whose accounts are transferred pursuant to this Agreement.

          (b) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 12.3, any term, restriction, covenant, or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall not thereby be terminated but that it shall be deemed modified to the extent necessary to make it enforceable by such court or agency and, if it cannot be so modified, that it shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Section 12.3 in the particular jurisdiction in which such adjudication is made.

     12.4 Time for Performance. Whenever the time for performance of any
          --------------------
obligation or the exercise of any right provided hereunder shall be on any day which is not a Business Day, the time for the performance of such obligation or the exercise of such right shall be extended to the next Business Day.

     12.5 Entire Agreement and Amendment.  This Agreement, including the
          ------------------------------
Exhibits and Attachments hereto, sets out the complete agreement of the parties with respect to the matters discussed herein, and supersedes all prior agreements between the parties, whether written or oral, with respect to such matters. No provision of this Agreement may be amended or waived except as expressly stated in writing and executed by all parties.

     12.7 Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. Executed counterparts may be delivered via facsimile transmission.

     12.8 Severability.  If any portion of this Agreement is declared by a court
          ------------
of competent jurisdiction to be invalid or unenforceable, such declaration shall not affect the validity of the remaining provisions.

     12.9 Applicable Law.  This Agreement shall be governed by the laws of the
          --------------
State of Florida, without regard to principles of conflicts of laws thereof, except to the extent that the laws of the United States of America are applicable.

     12.10 Exhibits.  All Exhibits referred to herein shall constitute a part
           --------
of this Agreement.

     12.11 Assignment. This Agreement is not assignable by any party without
           ----------
the prior written consent of the other party, provided, however, that the Agreement may be assigned to a parent, affiliate, or subsidiary of either party without the prior written consent of the other party. Except as otherwise specifically provided herein, no assignment shall relieve any party of its obligations hereunder.

     12.12 Headings.  The headings contained in this Agreement are inserted for
           --------
convenience only and shall not affect the meaning of this Agreement or any of its provisions.

     12.13 Notices.  Any notice under this Agreement shall be made in writing
           -------
and shall be deemed received when either received or delivered in person, by facsimile transmission, or by first class mail, postage prepaid, to the parties at the address set forth below or at such other addresses as each party shall inform the other in writing:

     If to Seller to:

          Carla H. Pollard
          Senior Executive Vice President and Chief Information Officer Republic Security Bank
          450 South Australian Avenue
          West Palm Beach, Florida 33401
          Fax:  (561) 802-5093
          Phone:  (561) 650-2424
          E-mail:  carla.pollard@republicsecuritybank.com

     with a copy to:

          Alissa E. Ballot
          Senior Vice President and Secretary
          Republic Security Bank
          450 South Australian Avenue
          West Palm Beach, Florida 33401
          Fax:  (561) 650-2318
          Phone:  (561) 802-4567
          E-mail:  alissa.ballot@republicsecuritybank.com


     If to Buyer and Buyer Sub to:

          ABC Bancorp
          24 2nd Avenue, SE
          Moultrie, GA 31768
          Attention: President
          Fax:  912-890-2235
          Phone:  912-890-1111
          E-mail:  debbie.boyd@abcbancorp.com

     with a copy to:

          Rogers & Hardin, LLP
          2700 International Tower, Peachtree Center
          229 Peachtree Street, NE
          Atlanta, GA 30303
          Attention: Steven E. Fox, Esq.
          Fax:  404-525-2224
          Phone:  404-522-4700
          E-mail:  sef@rh-law.com

     12.14 Expenses.  Unless specifically stated to the contrary in this
           --------
Agreement, each party shall assume and pay for the expenses it incurs with respect to the purchase and sale of the Assets and assumption of the Liabilities under this Agreement.

     12.15 Public Announcements.  Seller, Buyer and Buyer Sub agree that no
           --------------------
public announcement of this transaction shall be made prior to the date when Seller's parent, Wachovia Corporation, makes its public announcement, which is expected to be April 19, 2001. Prior to making any press release relating to this

Agreement or the transactions contemplated hereby, Seller and Buyer shall agree with each other as to the form and substance of such press release and shall furnish a copy of such press release to the other party. Prior to making any other public disclosures relating to this Agreement or the transactions contemplated hereby, Seller and Buyer shall consult with each other as to the form and substance of such disclosure and shall furnish a copy of the text of such disclosure to the other party, provided, however, that nothing herein (except the first sentence hereof) shall prohibit either party from making any disclosure which its legal counsel reasonably deems necessary to comply with applicable law.

     12.16 No Third Party Beneficiary.  The parties agree that they are the
           --------------------------
sole intended beneficiaries of this Agreement and that there are no other intended third party beneficiaries of this Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective authorized representatives, as of the date first above written.


     ATTEST:                         REPUBLIC SECURITY BANK


      /s/ Alissa E. Ballot           By: /s/ R. Michael Strickland
     ---------------------------         ---------------------------------------
     Name:   Alissa E. Ballot            Name:  R. Michael Strickland
     Title:  Secretary                   Title: Senior Executive Vice President



     ATTEST:                         ABC BANCORP


      /s/ Cindi H. Lewis             By: /s/ Kenneth J. Hunnicutt
     ---------------------------         ---------------------------------------
     Name:  Cindi H. Lewis               Name:   Kenneth J. Hunnicutt
     Title: Secretary                    Title:  President



     ATTEST:                         TRI-COUNTY BANK


      /s/ Sandi Hilliard             By: /s/ John H. Ferguson
     ---------------------------         ---------------------------------------
     Name:   Sandi Hilliard              Name:   John H. Ferguson
     Title:  Secretary                   Title:  President

BRANCH OFFICE NAMES AND ADDRESSES                                      EXHIBIT A
REPUBLIC SECURITY BANK

Newberry Branch

25365 W. Newberry Road
Newberry, FL

31